EXHIBIT 99.1

David Reed President North American Operations (714) 549-0421, x8245	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. RECEIVES $77 MILLION XSAPI BODY ARMOR ORDER

Costa Mesa, Calif.—March 31, 2009—Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received a delivery order for approximately $77 million for XSAPI ceramic body armor plates. Ceradyne will begin shipping this XSAPI production release in the second quarter of 2009 and expects to complete the order in the fourth quarter of 2009. The release was issued under the $2.37 billion five-year ID/IQ (Indefinite Delivery/Indefinite Quantity) contract announced earlier in October 2008. The Company also announced it has successfully completed all First Article Testing and associated lot testing on its related ESAPI and XSAPI designs.

This approximately $77 million initial XSAPI production order replaces the $73 million XSAPI production order announced by Ceradyne on October 9, 2008; that order was subsequently withdrawn when a competitor protested the award.

As is Ceradyne’s policy, we book as orders only actual releases with firm delivery dates. Therefore, this release of approximately $77 million will become part of our backlog and not the $2.37 billion five-year ID/IQ contract.

David P. Reed, Ceradyne President North American Operations, commented: “We are extremely pleased to have been awarded this XSAPI contract. Although it was delayed, we intend to ship this release in its entirety in calendar 2009. Our large installed industrial base should allow us to provide the Army its XSAPI requirements with on-time deliveries and high quality. We believe that our track record on ESAPI and our vertically integrated strategy; i.e., from powder to final product, has been instrumental in our winning over 70% of the government’s needs.

“This new armor system was designed by Ceradyne’s extensive ceramic, polymer and ballistic research team here in Costa Mesa and Irvine, California. The XSAPI design is the most robust ballistic protection available to our American fighting men and women. It not only stops the most lethal ‘X’ ballistic threats, but also defeats other threats that the former ESAPI and SAPI systems were designed to address as well.”

Reed further commented: “During the balance of 2009, our engineers and senior staff will be working with the military to more clearly define battlefield threats and deployment plans through the year 2013.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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